EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), between The Bank of the Pacific, a Washington business corporation ("The Bank"), and Douglas N. Biddle ("Executive"), is entered into effective February 10, 2014.

RECITALS

A. The Bank of the Pacific is a Washington banking corporation. The Bank is engaged in the business of commercial banking in Grays Harbor County, Pacific County, Skagit County, Whatcom County, and Wahkiakum County, Washington. The Bank also engages in business in Oregon counties.

B. The Executive represents that he has considerable experience, expertise and training in management related to banking and services offered by The Bank. The Bank desires and intends to employ the Executive pursuant to the terms and conditions set forth in this Agreement.

C. Both The Bank and the Executive have read and understand the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement and to consult with an attorney.

AGREEMENT

The parties agree as follows:

1.             Employment. The Bank will employ the Executive for the Term, except as specifically stated herein, and the Executive accepts employment with The Bank on the terms and conditions set forth in this Agreement. The Executive's title will be "Executive Vice President and Chief Financial Officer" for The Bank.

2.             Effective Date and Term.

(a)                Effective Date. This Agreement is effective as of the 10th day of February, 2014 (the "Effective Date").

(b)               Term. The initial term of this Agreement is two years (24 months), beginning on the Effective Date, and shall automatically renew for an additional term of one year on each anniversary date of the Agreement, so as to create a two-year term on each anniversary date, unless notice of termination is provided by either party pursuant to paragraph 5(a).

3.             Duties. The Executive will serve as the Executive Vice President and Chief Financial Officer for The Bank and faithfully and diligently perform the duties assigned to the Executive by the Chief Executive Officer ("CEO"). The Executive will report directly to the CEO of The Bank. The Executive will use his best efforts to perform his duties and will devote all his working time and attention to these duties.

4.             Compensation.

(a)                Salary. Initially, the Executive will receive an annualized salary of $175,000 per year, to be paid at regular intervals by The Bank in accordance with its regular payroll schedules. The Executive's salary will be subject to annual review and adjustment as set forth in paragraph 4(f).

(b)               Incentive Compensation. Executive will be eligible to participate in The Bank's approved incentive plan. A disinterested majority of The Bank's Board of Directors will determine the amount of the bonus pool, if any, based on the profitability, safety, and soundness of The Bank. The Executive's bonus, if any, will reflect the Executive's performance in his area of responsibility and his contribution to the overall performance of The Bank during the year, as determined in the sole discretion of The Bank's Board of Directors. No incentive compensation bonus shall be paid for any calendar year or portion thereof, in which this Agreement is terminated, or in which notice of termination is given, regardless of reasons for termination, and regardless of which party terminates this Agreement. The Executive will also be entitled to participate in stock bonus or option plans generally available to senior executives of The Bank.

(c)                Standard Benefits. The Bank will provide to the Executive the standard Executive benefits provided in accordance with The Bank's benefit plans and policies, including but not limited to health insurance, disability insurance, life insurance and twenty-seven (27) days of paid vacation per year accrued in accordance with The Bank's benefit plans and policies. The Executive also will be entitled to participate in retirement plans, including 401(k) plans.

(d)               Automobile. The Bank will provide the Executive with the use of an automobile, of a model typically appropriate for the performance of the services by a similarly-situated executive.

(e)                Expenses. The Bank will reimburse the Executive for all reasonable expenses that the Executive may incur in the performance of his duties including monthly country club dues. The Executive will request reimbursement and provide documentation of such expenses within a reasonable time, but no later than 90 days after the expense has been incurred.

(f)                Annual Review and Adjustment. The Executive's compensation as set forth in this paragraph 4(a), will be subject to annual review and adjustment by a disinterested majority of The Bank's Board of Directors or Compensation Committee. In no case, however, will the Executive's salary, vacation and expense reimbursement be less than the amounts set forth in paragraphs 4(a)-(e).

(g)               Reimbursements. If the value of any reimbursement or in-kind benefit provided under this paragraph 4 is to be included in the Executive’s taxable income, then: (i) the reimbursement or in-kind benefit provided shall be paid no later than the last day of the calendar year after the calendar year in which the expense was incurred (or such earlier time as specifically provided for in this paragraph 4), (ii) the amount eligible for reimbursement or in-kind benefit provided in one calendar year will not affect the amount eligible for reimbursement or in-kind benefit provided in any other calendar year, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

5.             Termination.

(a)                Notice of Termination. Either party may unilaterally terminate this Agreement for any reason by providing the other party with written notice of the termination no less than 90 days prior to the termination date.

(b)               Termination by The Bank. In the event that The Bank provides the Executive with a notice of termination without cause under paragraph 5(a), The Bank will pay to the Executive an amount equal to the salary he would have received from the date of termination through the end of the then-current Term, plus any accrued but unused vacation days paid based on the Executive’s salary at the date of termination. Such payments of salary will be made in equal monthly payments beginning on the 15th day of the calendar month immediately following the termination date and ending on the date which is the 15th day of the third calendar month of the calendar year immediately following the termination date. All forfeiture provisions affecting restricted stock awards and all vesting requirements affecting stock options shall lapse or be deemed fully completed.

(c)                Termination by the Executive. If the Executive voluntarily terminates employment with The Bank, other than for "good reason" as provided in paragraph 5(f), the Executive will be entitled to salary through the date of termination and to such other benefits as may be provided under the terms of The Bank benefit plans. In the event the Executive seeks to terminate this Agreement without providing at least 90 days' written notice prior to the termination date, the Executive will pay to The Bank liquidated damages as follows: (i) in the event the Executive provides notice of termination 29 days or less prior to the termination date, the Executive shall pay The Bank $25,000 in liquidated damages; (ii) in the event the Executive provides notice of termination at least 30 days but not more than 59 days prior to the termination date, the Executive shall pay The Bank $20,000 in liquidated damages; (iii) in the event the Executive provides notice of termination at least 60 days but not more than 89 days prior to termination date, the Executive shall pay to The Bank $15,000 in liquidated damages.

(d)               Termination by The Bank for Cause. Notwithstanding paragraph 5(a), The Bank may immediately terminate this Agreement without advance notice if the termination is for cause. For purposes of this Agreement, "cause" means dishonesty; fraud; commission of a felony or of a crime involving moral turpitude; deliberate violation of statutes, regulations, or orders pertaining to financial institutions or reckless disregard of such statutes, regulations, or orders; destruction or theft of property or assets of The Bank or its customers; physical attack of a fellow employee or a customer; intoxication at work; use of narcotics or alcohol to an extent that materially impairs Executive's performance of his duties; willful malfeasance or gross negligence in the performance of Executive's duties; violation of law in the course of employment that has a material adverse impact on The Bank, its employees, or its customers; Executive's refusal to perform Executive's duties; Executive's refusal to follow reasonable instructions or directions; misconduct materially injurious to The Bank; significant neglect of duty; or any material breach of Executive's duties or obligations to The Bank that results in material harm to The Bank. If termination occurs under this paragraph, the Executive will be entitled to receive only the salary earned through the date this Agreement is terminated, and except as otherwise provided by law, participation in benefit plans ceases upon termination of this Agreement.

(e)                Death or Disability. Notwithstanding paragraph 5(a), this Agreement will terminate immediately upon:

(i)                 The Executive's death; or

(ii)               If the Executive is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a disability that substantially limits one or more of his major life activities.

If termination occurs under this paragraph 5(e): (A) the Executive or his estate will be entitled to receive only the salary earned through the date this Agreement is terminated; (B) except as otherwise provided by law, participation in benefit plans ceases upon termination of this Agreement; and (C) as of such termination date, all vesting requirements affecting outstanding stock options shall lapse or be deemed fully completed.

(f)                Termination Related to a Change in Control. This paragraph will apply to any termination related to a Change in Control, as set forth herein.

(i)                 "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of The Bank, within the meaning of Section 280G of the Internal Revenue Code. An initial public offering by The Bank will not, however, be deemed to be a Change in Control under this Agreement.

(ii)               Termination by The Bank. In the event The Bank or its successors in interest terminates this Agreement within 24 months following a Change in Control for reasons other than for cause pursuant to paragraph 5(d), or as the result of the Executive's death or disability pursuant to paragraph 5(e), The Bank will pay the Executive 24 times the base compensation received by the Executive during the most recent calendar month ending on or prior to the effective date of termination, plus any accrued but unused vacation days paid based on the Executive’s salary at the date of termination, less statutory payroll deductions. Payments calculated on base compensation under this paragraph shall be made in accordance with The Bank's ordinary payroll policies and procedures in equal monthly payments beginning on the 15th day of the calendar month immediately following the termination date and ending on the date which is the 15th day of the third calendar month of the calendar year immediately following the termination date.

(iii)             Change in Assignment Related to Change in Control. Change in Assignment Related to Change in Control. A termination by the Executive will be deemed to have been for "good reason" and the provisions of paragraph 5(f)(ii) shall apply if: (A) within 24 months following a Change in Control, and without the Executive's express written consent, the Executive's assignment with The Bank is changed in a way that results in (I) a material diminution in the Executive's base compensation, (II) a material diminution of the Executive's authority, duties, or responsibilities, (III) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive reports, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to The Bank's Board of Directors, (IV) a material diminution in the budget over which the Executive retains authority, (V) a material change in the geographic location at which the Executive must perform the services, or (VI) any other action or inaction that constitutes a material breach by The Bank of this Agreement; (B) the Executive provides notice to The Bank of his objection to the change within 90 days of such change; (C) The Bank fails to remedy the change within 30 days of the notice provided pursuant to subparagraph (B) of this paragraph 5(f)(iii); and (D) the Executive voluntarily terminates his employment with The Bank within 30 days of the expiration of the period described in subparagraph (C) of this paragraph 5(f)(iii).

(iv)             Limitations on Payments Related to Change in Control. Notwithstanding the foregoing, the payment described in paragraph 5(f)(ii) shall be automatically reduced to an amount that is less than the amount that would cause it to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code.

6.             Compliance with IRC Section 409A. To the extent required by Section 409A of the Internal Revenue Code, and regulations thereunder, payment of severance benefits to Executive under any provision of paragraph 5 of this Agreement will not be paid, or commenced, until the expiration of six months following the date of termination of Executive's employment with Corporation. If monthly payments are deferred pursuant to this paragraph, all such deferred amounts will be paid in a lump sum on the first business day following the expiration of the six-month period.

7.             Confidentiality. The Executive will not, after signing this Agreement, including during and after its Term, disclose to any other person or entity any confidential information concerning The Bank or its business operations or customers, or use for his own purposes or permit or assist in the use of such confidential information by third parties unless The Bank consents to the use or disclosures of their respective information, or disclosure is required by law or court order. The provisions of this paragraph survive the termination of the Executive's employment by The Bank.

8.             Noncompetition. During the Term and for 24 months after the Executive's employment with The Bank ends, the Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any matter. "Competing Business" means any company that competes with or will compete with The Bank in Grays Harbor, Pacific, Wahkiakum, Whatcom, and Skagit Counties, or any other Washington or Oregon county in which The Bank maintains a banking office(s) at the time of the termination of this Agreement. "Competing Business" includes, without limitation, any existing or newly formed financial institution or trust company.

9.             Enforcement. The Bank and the Executive agree that, in light of all of the facts and circumstances of the relationship between The Bank and the Executive, the agreements referred to in paragraphs 5(a), 7, and 8 are fair and reasonably necessary for the protection of The Bank's confidential information, goodwill and other protectible interests. The parties acknowledge and agree that the time and expense involved in proving in any forum the actual damage or loss suffered by The Bank if there is a breach of paragraphs 5(a), 7, or 8 make this case appropriate for liquidated damages. Accordingly, The Bank and the Executive agree that the following schedule of liquidated damages is reasonable and fair, and shall be the amount of damages which the Executive shall pay to The Bank for each separate breach of paragraphs 5(a), 7, or 8 by the Executive:

(a)       for a breach of paragraph 5(a), up to the sum of $25,000 as described in paragraph 5(c);

(b)       for a breach of paragraph 7, the sum of $75,000;

(c)       for a breach of paragraph 8, the sum of $150,000.

For purposes of paragraph 8, a "separate breach" shall be deemed to have occurred with each Competing Business with which the Executive becomes involved or serves in violation of paragraph 8.

Neither the breach of paragraphs 5(a), 7, or 8, nor the payment of liquidated damages by the Executive, shall affect the continuing validity or enforceability of this Agreement, or The Bank's right to seek and obtain injunctive relief. If a court of competent jurisdiction should decline to enforce any of these covenants and agreements, the Executive and The Bank hereby stipulate that the Court shall reform these provisions to restrict the Executive's use of confidential information and the Executive's ability to compete with The Bank to the maximum extent, in time, scope of activities, and geography, as the court finds enforceable.

10.           Adequate Consideration. The Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in paragraphs 5(a), 7, and 8, and that The Bank is entitled to require him to comply with these paragraphs. These paragraphs will survive termination of this agreement. The Executive represents that if his employment is terminated, whether voluntarily or involuntarily, the Executive has experience and capabilities sufficient to enable the Executive to obtain employment in areas which do not violate this Agreement and that The Bank's enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood.

11.           Miscellaneous Provisions. This Agreement constitutes the entire understanding between the parties concerning its subject matter. This Agreement will bind and inure to the benefit of The Bank's and the Executive's heirs, legal representatives, successors and assigns. This Agreement may be modified only through a written instrument signed by both parties. This Agreement will be governed and construed in accordance with Washington law, except that certain matters may be governed by federal law. Venue for enforcement of any terms of this Agreement shall be in Grays Harbor County, Washington Superior Court.

[Signature page follows]

Signed as of February 10, 2014:

THE BANK OF THE PACIFIC	EXECUTIVE

By: _______________________________	__________________________
Name: _____________________________	Douglas N. Biddle
Title: _____________________________

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